Exhibit 99.1
Cereplast Announces Stock Symbol Change
Company receives approval from FINRA to trade under new symbol in preparation for up-listing to a senior exchange
El Segundo, California, March 15, 2010 — Cereplast, Inc. (CERP) (“Cereplast” or the “Company”) a leading manufacturer of proprietary bio-based, sustainable plastics, announced today that the 1-for-40 reverse stock split of the Company’s common stock announced on January 8 has been approved by the Financial Industry Regulatory Authority (FINRA). FINRA has issued a new ticker symbol to Cereplast. Effective at the open of the market on Monday, March 15, 2010, the Company’s new stock symbol will be CERPD. In approximately 20 business days the Company’s ticker symbol will revert to CERP.
“The reverse stock split is an important step in order to meet the minimum share price requirements to up-list our shares to a senior exchange. We believe that listing our shares on a senior exchange will provide our stock with increased liquidity, as more institutional investors are able to invest in companies trading on senior exchanges,” said Frederic Scheer, Founder, Chairman and CEO of Cereplast, Inc. “Our solid business developments, coupled with the up-listing of our shares, should result in significantly increased shareholder value.”
About Cereplast, Inc.
Cereplast, Inc. designs and manufactures proprietary bio-based, sustainable plastics which are used as substitutes for petroleum-based plastics in all major converting processes — such as injection molding, thermoforming, blow molding and extrusions — at a pricing structure that is competitive with petroleum-based plastics. On the cutting-edge of bio-based plastic material development, Cereplast now offers resins to meet a variety of customer demands. Cereplast Compostables Resins® are ideally suited for single use applications where high bio-based content and compostability are advantageous, especially in the food service industry. Cereplast Hybrid Resins® combine high bio-based content with the durability and endurance of traditional plastic, making them ideal for applications in industries such as automotive, consumer electronics and packaging. Learn more at www.cereplast.com.
Safe Harbor Statement
Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect” and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, product, and distributor performance, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company.
Source: Cereplast, Inc.
Contact:
Cereplast Media Contact:
Beckerman
Vice President
Laura Finlayson
201-465-8007
pr@cereplast.com
IRTH Communications, LLC
Andrew W. Haag
Managing Partner
866-976-IRTH (4784)
cerep@irthcommunications.com
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